                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT


         AGREEMENT, made as of this 28th day of June, 2000, by and among LINCARE INC., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 19337 U.S. 19 North, Suite 500, Clearwater, Florida 33764 (hereinafter referred to as "Lincare"); UNITED MEDICAL, INC., a corporation duly organized and existing under the laws of the State of Arkansas, having its principal place of business at 999 South Falls Boulevard, Wynne, Arkansas 72396 (hereinafter referred to as the "Company"); and the shareholders of Company: J.T. STEPHENS TRUST ONE, UID 9/7/94, JACKSON T. STEPHENS AND WARREN A. STEPHENS, CO-TRUSTEES, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "JTS Trust One"); WARREN A. STEPHENS TRUST, UID 9/30/87, WARREN A. STEPHENS, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "WAS Trust"); HARRIET CALHOUN STEPHENS TRUST, UID 3/22/84, HARRIET C. STEPHENS, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "HST Trust"); JOHN CALHOUN STEPHENS 1995 TRUST, UID 12/4/95, JON E.M. JACOBY, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "JCS 1995 Trust"); WARREN MILES AMERINE STEPHENS 1995 TRUST, UID 12/4/95, JON E.M. JACOBY, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "WMAS 1995 Trust"); LAURA WHITAKER STEPHENS 1995 TRUST, UID 12/4/95, JON E.M. JACOBY, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "LWS 1995 Trust"); CAROLINE STEPHENS, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "C. Stephens"); BESS C. STEPHENS TRUST, UID 1/4/85, BESS C. STEPHENS, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "BCS Trust"); ELIZABETH ANN STEPHENS CAMPBELL REVOCABLE TRUST, U/I/D 8/25/92, ELIZABETH ANN STEPHENS CAMPBELL, TRUSTEE, having an address 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "EASC Trust"); PAMELA DIANE STEPHENS TRUST, UID 4/10/92, PAMELA DIANE STEPHENS, TRUSTEE, having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "PDS Trust"); W.R. STEPHENS, JR. REVOCABLE TRUST, UID 2/19/93, W.R. STEPHENS, JR., TRUSTEE, having an address at 111 Center Street,




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Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as
"WRS Trust"); RISA J. LAVIZZO-MOUREY, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Lavizzo-Mourey"); EARL CLEMMONS, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Clemmons"); CURTIS F. BRADBURY, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Bradbury"); JACKSON FARROW, JR., an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Farrow"); C. RAY GASH, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Gash"); JAMES O. JACOBY, JR., an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "J. Jacoby"); JON E.M. JACOBY, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "J.E.M. Jacoby"); DOUGLAS H. MARTIN, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Martin"); ROBERT L. SCHULTE, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Schulte"); K. RICK TURNER, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Turner"); NANCY WEAVER, an individual having an address at 111 Center Street, Suite 2400, Little Rock, Arkansas 72201 (hereinafter sometimes referred to as "Weaver"); RONNIE CORBIN, an individual having an address at 8605 Rosewood Drive, Fort Smith, Arkansas 72903(hereinafter sometimes referred to as "Corbin"); STACY LYNN PATTERSON TRUST, STACY LYNN PATTERSON, TRUSTEE, having an address at 4 Galway Drive, Wynne,




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Arkansas 72396 (hereinafter sometimes referred to as "Patterson Trust"); JAMES
H. CALDWELL TRUST, JAMES H. CALDWELL, TRUSTEE; having an address at 4 Galway Drive, Wynne, Arkansas 72396 (hereinafter sometimes referred to as "J.H. Caldwell Trust"); JODY LEA CALDWELL TRUST, JODY LEA CALDWELL, TRUSTEE, having an address at 4 Galway Drive, Wynne, Arkansas 72396 (hereinafter sometimes referred to as "J.L. Caldwell Trust"); AARON GLEN POOL TRUST, JAMES H. CALDWELL, TRUSTEE; having an address at 4 Galway Drive, Wynne, Arkansas 72396 (hereinafter sometimes referred to as "Pool Trust"); CARLY CALDWELL TRUST, JAMES H. CALDWELL, TRUSTEE, having an address at 4 Galway Drive, Wynne, Arkansas 72396 (hereinafter sometimes referred to as "C. Caldwell Trust"); KATIE CALDWELL TRUST, JAMES H. CALDWELL, TRUSTEE, having an address at 4 Galway Drive, Wynne, Arkansas 72396 (hereinafter sometimes referred to as "K. Caldwell Trust"); JOHN SCOFIELD, an individual having an address at 1161 Oyster Catcher Court, Johns Island, South Carolina 29455, (hereinafter sometimes referred to as "Scofield"); TIMOTHY E. MCNATT, an individual having an address at 3073 Highway 64, Wynne, Arkansas 72396 (hereinafter sometimes referred to as "McNatt"); and RANDAL E. CALDWELL, an individual having an address at 4 Galway Drive, Wynne, Arkansas 72396 (Each of the shareholders of Company listed above are hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders").


                              W I T N E S S E T H:


         WHEREAS, the Company (as such term is defined in Section 1.1(g) hereof) is engaged in the business of marketing, advertising, selling, leasing, renting, distributing or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related therapy equipment, infusion therapy equipment, drugs, products, supplies and services, and other respiratory therapy, durable medical and infusion therapy equipment, products, supplies and services to customers in their homes or other alternative site care facilities in the Territory (as such term is defined in Section 1.1(f) hereof); and

         WHEREAS, Lincare desires to acquire, and Company desires to sell to Lincare, substantially all of the business and assets of Company;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree and contract as follows:


Article 1 - DEFINITIONS


         1.1 In this Agreement, the following terms shall mean the following:

                  (a) "Assets" shall mean and include all assets and properties owned, leased, rented, used or otherwise possessed by Company, of every kind, character and description, whether tangible or intangible, and wherever located, except for the Excluded Assets (as defined in Section 1.1(c) hereof). The Assets shall include, but shall not be limited to, the following:

                           (i)      all of Company's rights with respect to the
real property leased, rented, used or otherwise possessed by the




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Company at those locations listed on Schedule 1 hereto which are not identified as Excluded Assets;

                           (ii)     all of the oxygen equipment, aerosol
inhalation therapy equipment, nasal continuous positive airway pressure devices, infant monitoring equipment, home sleep study and related therapy equipment, infusion therapy equipment, drugs, products and supplies, and all other respiratory therapy, durable medical, and infusion therapy equipment, products and supplies owned, leased, rented, used or otherwise possessed by the Company (including, but not limited to, all of such items provided to customers in their homes or alternative site care facilities);

                           (iii)    all of the inventory, disposables, spare
parts, materials, work-in-process and supply items owned, leased, rented, used or otherwise possessed by Company;

                           (iv)     all other equipment, products, machines,
furniture, fixtures, furnishings, parts, supplies and vehicles owned, leased, rented, used or otherwise possessed by Company;

                           (v)      all accounts receivable, refunds,
receivables, notes, evidences of indebtedness, credits, claims, debts and obligations of any kind due and owing to the Company as of the Closing Date (as defined in Section 6.1 hereof) or which become due and owing to the Company on or after the Closing Date or which accrue to the Company on or after the Closing Date;

                           (vi)     all corporate names, patents, trademarks,
trade names, service marks, copyrights and applications therefor owned or licensed by Company in respect to the Business, including, but not limited to, the names "United Medical, Inc.", "Tennessee Welding Supply, Inc., d/b/a Argo Medical Services, Inc.", "Home Oxygen Medical Equipment, Inc.", "Transitional Respiratory Care" and "T.R.C.";

                           (vii)    the originals and all copies of the customer
list of the Business, all customer files of the Business, the current and historical referral list of the Business, and all other documents, files and records of, or relating to, any of the Assets or the Business;

                           (viii)   all of the rights and interests in and to
the specific contracts, agreements and leases set forth on Schedules 1, 2 and 3 attached hereto, but specifically excluding as Excluded Assets, subject to the provisions of Sections 3.4 and 4.6(b)(ii) and (iii) hereof, those contracts, agreements and leases listed on Schedules 1, 2 and 3 hereof and designated as Excluded




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Assets. Schedules 1, 2, and 3 contain each and every "material" contract, agreement and lease of, or relating to, the Company, the Business or any of the Assets; provided, however, if at any time it is determined that any contract, agreement or lease was omitted from such schedules, Lincare shall have the option, in its sole discretion, to determine whether such contract, agreement or lease shall be an Asset or Excluded Asset under this Agreement, whether to accept or reject assignment of each such contract, agreement or lease, and whether the Contract Asset Purchase Requirements (as defined in Section 3.4 hereof) of Sections 3.4 and 4.6(b)(iii) shall apply to any such additional contract, agreement or lease. For purposes of this Agreement, any contract, agreement or lease shall be considered "material" if the aggregate annual payments to be made by or to Company under each such contract, agreement or lease exceeds $20,000. If Lincare does not expressly accept responsibility in writing for the contract, agreement or lease which is not included on Schedules 1, 2 or 3, the obligations of that contract, agreement or lease remain the responsibility of Company and the Shareholders. Company and Shareholders agree to amend promptly Schedule 1, 2, or 3 hereof, as the case may be, after the Closing Date, to include all such additional contracts, agreements, and leases in accordance with Lincare's determinations;

                           (ix)     the sole and exclusive use of all Medicare,
Medicaid and other public or private insurance carrier provider numbers and all regulatory licenses and permits owned, held, used, or otherwise possessed by the Company, to the extent the same are assignable to Lincare under applicable law;

                           (x)      all of the Business of Company;

                           (xi)     the exclusive use of the telephone numbers
of Company and all intangible personal property rights and goodwill of Company; and

                           (xii)    all billings for any equipment, products,
supplies or services provided to any customers of Company after May 25, 2000, it being agreed that the right to all such billings after May 25, 2000 shall be included in the Assets purchased by Lincare and shall be for the sole benefit of Lincare.

                  (b) "Business" shall mean the entire business of Company and each of its subsidiaries, including, but not limited to, the business of marketing, advertising, selling, leasing, renting, distributing or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related




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therapy equipment, infusion therapy equipment, drugs, products, supplies and services (including, but not limited to, those related to antibiotic, parenteral, enteral, hydration, chemotherapy, chelation, terabutaline, pain management, diabetic or renal therapies, drugs for congestive heart failure, anti-infectives and narcotic analgesics), and other respiratory therapy, durable medical and infusion therapy equipment, products, supplies and services to customers in their homes or other alternative site care facilities.

                  (c) "Excluded Assets" shall mean exclusively the following:

                           (i)      the cash and cash equivalents owned by
Company and on hand on the day immediately preceding the Closing Date;

                           (ii)     all of the real property owned by Company,
and all liabilities and obligation related thereto;

                           (iii)    subject to the provisions of Sections 3.4
and 4.6(b)(ii) and (iii) hereof, the contracts, agreements and leases listed on Schedules 1, 2 and 3 hereof which are designated as Excluded Assets on such schedules;

                           (iv)     all books, records and documents which
relate to the Excluded Liabilities, together with all of Company's financial books, records and documents reasonably necessary to prepare tax returns and all of Company's minute books and shareholder records;

                           (v)      those items of enteral product inventory and
enteral pumps held by Company on consignment which are listed on Schedule 1.1(c)(v) hereof;

                           (vi)     those certain vehicles listed on Schedule
1.1(c)(vi), and all liabilities and obligations related thereto;

                           (vii)    that certain office furniture of Company
used exclusively by Randal Caldwell and Timothy McNatt in their offices located in Company's Wynne, Arkansas headquarters facilities, and all liabilities and obligations related thereto;

                           (viii)   Company's life insurance policy covering
Randal Caldwell, and all liabilities and obligations related thereto;




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                           (ix)     any and all rebates, refunds or other
credits received by Lincare or Company from Invacare or Sunrise relating to all periods prior to the Closing Date;

                           (x)      any funds of Company received by Lincare or
Company from Automotive Rentals, Inc. as a result of Company's purchase from Automotive Rentals, Inc. of those certain leased motor vehicles for Lincare which are included among the Assets acquired by Lincare under this Agreement;

                           (xi)     the following items used exclusively by
Company to process its payroll: personal computer, Abra software desk, chair and filing cabinet, each of which are located in the Company's separate payroll office located in its Wynne, Arkansas headquarters facilities; provided, however, Lincare shall have the right to non-exclusively use such excluded payroll department equipment for a period of ninety (90) days after the Closing to ensure a smooth transition of the Business to Lincare; and

                           (xii)    all of Company's deferred tax asset accounts
and prepaid income tax assets.

                  (d) "Accepted Liabilities" shall mean exclusively the following:

                           (i)      all debts, liabilities and obligations of
every kind whatsoever incurred in connection with or arising out of Lincare's conduct of the Business or ownership of the Assets from and after the Closing Date;

                           (ii)     pursuant to the provisions of Section 4.6(b)
(ii) hereof, Lincare shall only be responsible for the liabilities, duties and obligations arising out of the contracts, agreements and leases listed on Schedules 1, 2 and 3 hereof which are not designated as Excluded Assets or which are not expressly accepted by Lincare pursuant to Section 1.1(a)(viii) and which liabilities, duties and obligations arise and pertain to periods commencing on or after the Closing Date;

                           (iii)    the obligation of Lincare at the Closing to
reimburse Company for Three Hundred Ninety Thousand Six Hundred Dollars ($390,600) of Company's purchases of certain rehabilitation equipment and respiratory therapy and durable medical equipment and supplies listed on
Schedule 1.1(d)(iii) hereto, which equipment and supplies were received in the normal course of business after May 25, 2000, and for which Company has not billed or received any payments;




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                           (iv)     the obligation of Lincare at Closing to
assume Company's obligations to lease from Automotive Rentals, Inc. twenty (20) 2000 Dodge B1500 Vans as listed on Schedule 2 hereto;

                           (v)      Company's remaining payment obligations
under that certain Consulting and Non-Competition Agreement among Company, ARC Investments, L.L.C. and A.L. Corbin, Jr., dated July 31, 1997, which obligations, in the aggregate, do not exceed Two Hundred Sixty Seven Thousand Dollars ($267,000); and

                           (vi)     certain discretionary payments of Company to
those employees of Company holding non-vested stock options listed on Schedule 1.1(vi) hereto, which payments, in the aggregate, do not exceed One Million Two Hundred Eighty Two Thousand Three Hundred Nine Dollars ($1,282,309).

                  (e) "Excluded Liabilities" shall mean and include all debts, liabilities and obligations of Company and Shareholders of every kind, character and description whatsoever, except for the Accepted Liabilities.

                  (f) "Territory" shall mean the States of Arkansas, Mississippi and Tennessee and a radius of one hundred fifty (150) miles from each of Company's current operating locations, regardless of which states such territory may include.

                  (g) "Company" shall mean United Medical, Inc., a corporation duly organized and existing under the laws of the State of Arkansas, having its principal place of business at 999 South Falls Boulevard, Wynne, Arkansas 72396, and each of its wholly-owned subsidiaries: (i) Tennessee Welding Supply, Inc., d/b/a Argo Medical Services, Inc.; and (ii) Home Oxygen Medical Equipment, Inc.

                  (h) "Stephens Shareholders" shall mean and include each of the following Shareholders of Company: "JTS Trust One", "WAS Trust", "HST Trust", "JCS 1995 Trust", "WMAS 1995 Trust", "LWS 1995 Trust", "C. Stephens", "BCS Trust", "EASC Trust", "PDS Trust", "WRS Trust", "Lavizzo-Mourey", "Clemmons", "Bradbury", "Farrow", "Gash", "J. Jacoby", "J.E.M. Jacoby", "Martin", "Schulte", "Turner", and "Weaver".

                  (i) "UMI Shareholders" shall mean and include each of the following Shareholders of Company: "Corbin", "Patterson Trust", "J.H. Caldwell Trust", "J.L. Caldwell Trust", "Pool Trust", "C. Caldwell Trust", "K. Caldwell Trust", "Scofield", "McNatt" and "Caldwell".




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

         1.2 In addition to the terms defined in Section 1.1 hereof, other terms defined elsewhere in this Agreement shall have the meanings set forth therein.


Article 2 - PURCHASE AND SALE OF ASSETS


         Subject to the terms and conditions set forth in this Agreement, Company hereby sells, conveys, transfers, assigns, and delivers to Lincare, and Lincare hereby purchases and accepts from Company, good and marketable title to the Assets, free and clear of any restrictions or conditions to transfer or assignment and free and clear of all liens, mortgages, pledges, encumbrances, agreements, leases, contracts, claims, security interests, taxes, conditions enforceable by any third party, covenants, conditions or restrictions of any kind or description (hereinafter referred to collectively as "Encumbrances"). It is understood and agreed by the parties that the term "Encumbrances" as used in this Agreement shall not include the Accepted Liabilities described in Section 1.1(d) hereof.


Article 3 - PURCHASE PRICE AND METHOD OF PAYMENT


         3.1      Purchase Price and Method of Payment.

                  The aggregate purchase price (hereinafter referred to as the "Purchase Price") for the Assets and the Business shall be ONE HUNDRED TWENTY MILLION NINE HUNDRED FIFTY THOUSAND SIX HUNDRED NINETY ONE DOLLARS ($120,950,691), which shall be payable to Company, and/or its designees, as follows:

                  (a) ONE HUNDRED FIFTEEN MILLION NINE HUNDRED FIFTY THOUSAND SIX HUNDRED NINETY ONE DOLLARS ($115,950,691) shall be payable by wire transfer of immediately available funds at the Closing (as such term is defined in Section 6.1 hereof); and

                  (b) FIVE MILLION DOLLARS ($5,000,000) shall be payable, without interest, six (6) months after the Closing Date.


         3.2      Excluded Assets.


                  Notwithstanding anything to the contrary contained in this Agreement, Lincare shall not acquire or receive hereunder any title to or interest in any of the Excluded Assets, which Excluded Assets shall remain the property of the Company and Shareholders, or one or more entities designated by the Company and the Shareholders.




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

         3.3      Accepted Liabilities.

                  In connection with its purchase of the Assets hereunder, Lincare shall assume and be responsible for the payment and/or satisfaction of the Accepted Liabilities in accordance with their terms.


         3.4      Excluded Liabilities.


                  Lincare shall not assume, nor be responsible for, any Excluded Liabilities. All Excluded Liabilities shall be retained by, and shall be the sole responsibility of, Company and Shareholders. Without limiting the generality of the foregoing or the definition of Excluded Liabilities contained in Section 1.1(e) hereof, the Excluded Liabilities shall include, but shall not be limited to, the following: (a) the obligation to pay all invoices which are dated on or before the Closing Date or which relate to goods or services ordered, consumed or used on or before the Closing Date, except as provided for in Section 1.1(d)(iii) hereof and for goods ordered by Company in the ordinary course of business prior to the Closing which will not be received until after the Closing and for which Company has not billed or received any payments; (b) the liabilities and obligations under all contracts, agreements and leases designated as Excluded Assets on Schedules 1, 2 or 3 hereof; (c) the obligation to satisfy any claims and litigation against the Company which are included in the Excluded Liabilities, including, but not limited to, those claims and litigation listed on any Schedule hereto, and any claim or litigation, whether or not listed on a Schedule hereto, that arose prior to the Closing Date; and
(d) the obligation, in accordance with the provisions of Section 4.6(b)(iii) hereof, to pay-off in full those certain leases and rental agreements expressly designated on Schedules 1, 2 and 3 hereof as subject to this Section 3.4(d), as well as any obligations pertaining to any lease or rental agreement which the Company or the Shareholders failed to disclose but existed prior to the Closing Date unless expressly accepted by Lincare as provided in Section 1.1(a)(viii), and to deliver to Lincare title to all such leased or rented Assets free and clear of any Encumbrances. (Company's obligations under this Section 3.4(d) are referred to herein as the "Contract Asset Purchase Requirements".) The Contract Asset Purchase Requirements shall include, but shall not be limited to, the payment of any purchase options or other similar payments relating to any of such Assets. If Lincare deems it necessary or appropriate to make payment of any Excluded Liability for which Company and/or Shareholders do not assume responsibility pursuant to the terms of this Agreement, Lincare shall have the right to deduct such amounts from its payment obligations under this Agreement.




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         3.5      Allocation of Purchase Price.


                  The parties agree to allocate the Purchase Price among the Assets as set forth in Addendum 3.5. The values assigned to the Assets as set forth Addendum 3.5 were separately established by the parties in good faith and each party agrees to report the transaction contemplated by this Agreement to the Internal Revenue Service as required by Section 1060 of the Internal Revenue Code in accordance with Addendum 3.5, subject to the approval of Lincare's and Company's independent auditors.

Article 4 - REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS

         Company and each UMI Shareholder (except for the Patterson Trust, J. H. Caldwell Trust, J.L. Caldwell Trust, Pool Trust, C. Caldwell Trust, K. Caldwell Trust and Scofield), jointly and severally, represent, warrant and covenant; Scofield represents, warrants and covenants to the best of his knowledge; and each Stephens Shareholder jointly and severally represents, warrants and covenants, to the best knowledge of such Stephens Shareholder, as follows:

         4.1      Organization, Standing and Qualification of Company.

                  Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas, and has all necessary corporate powers, governmental qualifications and authorizations to own its assets and to operate its business in each jurisdiction in which such assets are now owned and such business is now operated by it. Company has furnished to Lincare true and complete copies of its Articles of Incorporation, as amended to date, and Certificate of Good Standing, each certified by the Secretary of the State of Arkansas not earlier than thirty (30) days prior to the date hereof, and true and complete copies of Company's By-Laws, as amended to date, certified by the Secretary of Company.

         4.2      Capitalization and Stock of Company.

                  The authorized capital stock of Company consists of Two Million (2,000,000) shares of common stock, $.01 par value, of which Nine Hundred Forty Two Thousand One Hundred Ninety One and 34/100 (942,191.34) shares are currently issued and outstanding. The names of each of the holders of the issued and outstanding stock of Company and the respective number of shares held by each holder are listed in Exhibit A. Except as set forth on Exhibit A, there are no other legal or beneficial owners or holders of any equity interests in Company. All of the shares set forth on Exhibit A, in the aggregate, represent all of the issued and outstanding capital stock of the Company.

         4.3      Affiliates.

                  (a) Except for Company's ownership of the following wholly-owned subsidiaries: (i) Tennessee Welding Supply, Inc., d/b/a Argo Medical Services, Inc.; (ii) Home Oxygen Medical Equipment, Inc.; and (iii) Transitional Respiratory Care, Inc., a corporation that has never transacted any business and is presently inactive, Company does not own or control, directly or indirectly, in whole or in part, any other corporation, partnership, association, or organization, or any interest therein.

                  (b) Shareholders do not own or control, directly or indirectly, in whole or in part, any other corporation, partnership, association, or organization, or any interest therein which is engaged in the same business as Company or which is involved in a business which is materially related to the Company, except for J.E.M. Jacoby's position as a director of Beverly Enterprises, Inc., a provider of long-term healthcare through the operation of nursing facilities, rehabilitation therapy services, outpatient therapy clinics, assisted living centers and home health centers.

         4.4      Financial Statements.

                  (a) Company and Shareholders have delivered to Lincare copies of the following financial statements for the Company:

                           (i)      Audited Financial Statements containing
Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders' Equity, Consolidated Statements of Cash Flows and Notes to Consolidated Financial Statements, each as at the end of Company's fiscal years ending September 30, 1999, September 30, 1998 and September 30, 1997.

                           (ii)     Consolidated Balance Sheets, Consolidated
Statements of Income and related financial information for Company's seven month period commencing October 1, 1999 and ending April 30, 2000.

                  (b) All of the financial statements referenced in Section 4.4(a) above are hereinafter referred to collectively as the "Financial Statements" and are attached hereto as Exhibit B. The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") on a basis consistent in all material respects with that of the preceding year or period. The Financial Statements present fairly the financial condition of Company as at the dates stated and the operation of the Company for the periods stated. Company and Shareholders represent and warrant that there has been no material adverse change in the assets, liabilities, financial performance or capitalization of the Company since September 30, 1999, except as set forth in
Exhibit 13 hereto.

         4.5      Taxes.

                  (a) All tax returns required to be filed by or on behalf of Company on or before the date hereof by any applicable law have been filed within the times and in the manner prescribed by law, or appropriate filing extensions have been granted by the applicable taxing authorities, including, but not limited to, returns covering sales and use taxes, property taxes, franchise taxes, employment taxes (including payroll and social security payments) and income taxes (including all federal, state, local and foreign taxes). All liabilities for taxes, assessments and other charges upon Company or any of the property, assets or income of Company which are owing to the government of any nation or state, or any local government within such nations or states, and which were due and payable on or before the date hereof, have been duly paid and satisfied on or before all their respective due dates. With respect to liabilities for any such taxes, assessments or other charges which are not due and payable as of the Closing Date, Company and each Shareholder represent, warrant and covenant that Company or Shareholders will pay all such amounts when due. Any such tax liability (or any such liability of Company relating to the operation of Company's business or operation of the Assets transferred hereunder) for federal, state or local taxes (including, without limitation, interest and penalties) relating to all periods prior to the Closing Date shall be the sole responsibility of Company and Shareholders. If the Internal Revenue Service seeks to collect any such liability from Lincare or from any other member of Lincare's affiliated group, Company and Shareholders will indemnify and hold harmless any such party for the entire amount of such liability pursuant to the provisions of Article 7 hereof. Notwithstanding the foregoing, neither Company nor any Shareholder shall be responsible for any liability of the Business for the payment of federal, state or local taxes in connection with or arising out of Lincare's conduct of the Business or ownership of the Assets on or after the Closing Date.

                  (b) Company and Shareholders have delivered to Lincare true and complete copies of the Company's sales, use, personal property and other tax returns (excluding income tax returns) filed for the fiscal years ending September 30, 1998 and September 30,

1999, as well as all such returns filed since September 30, 1999, together with true and complete copies of all correspondence with taxing authorities relating to such returns. Except for those tax audits of Company which have been concluded (all obligations in connection therewith having been fully satisfied), Company has never been, and is not currently subject to, any federal, state or local tax audit, and none of the Shareholders nor Company has any information concerning, or, to the best knowledge of Company and the Shareholders, reason to believe that Company will be subject to any such audit within the reasonably foreseeable future. Company and Shareholders shall remain responsible for any tax liability which arises from an audit of any tax period prior to the Closing Date.

         4.6      Schedules.

                  Company and Shareholders have delivered to Lincare the following Schedules, which, subject to the qualifications set forth below, are true, complete and accurate:

                  (a) Real Estate. Schedule 1 is a complete list of all land, warehouses, office buildings, stores and other buildings and real property rented, leased, used, occupied or otherwise possessed by the Company. Except as identified on Schedule 1, Company does not own any real property used occupied or otherwise possessed by the Business. As to each property rented, leased, used, occupied or otherwise possessed by the Company, Schedule 1 lists the location of the property; the name and address of the lessor, as applicable; the expiration date of such lease; and the monthly rent payable under the lease. Each such property rented or leased is held under a valid and enforceable lease which, to the best knowledge of Company and the Shareholders, is binding upon each of the parties thereto, and each such lease is in full force and effect in accordance with its terms and, to the best knowledge of Company and the Shareholders, there are no existing defaults or events of default under any such lease. Neither Company nor any of the Shareholders has given or received notice of any claimed default or termination with respect to any such lease. Schedule 1 identifies all known violations of any applicable law, statute, ordinance, code, rule, regulation or standard relating to any building rented, leased, used, occupied or otherwise possessed by the Company or the operations of the Company conducted therein. The facilities listed in Schedule 1 have been regularly and appropriately maintained in the normal course of business and, to the best knowledge of Company and the Shareholders, the fixtures, mechanical systems (including electrical, plumbing, heating, ventilation and air conditioning) and roof and structural systems of the facilities shown on Schedule

1 are in good working condition and in a good state of maintenance and repair.

                  (b)      Agreements and Contracts.

                           (i)      Schedule 2 is a complete list of all
material contracts and agreements (including, without limitation, agreements relating to the purchase, sale, lease or rental of equipment, materials, products, supplies and services; preferred provider agreements, health maintenance organization agreements or any other managed care contracts or agreements; service contracts; distributorship agreements; leases of personal property; licenses of intellectual property rights; security agreements; and loan agreements) to which Company is a party. Schedule 2 specifies the type of agreement and the names and addresses of the parties to such agreements. The agreements listed in Schedule 2 are valid, binding and enforceable upon Company, and to the best knowledge of Company, the other parties thereto. Except as indicated in Schedule 2, all such contracts and agreements are in full force and effect in all material respects and, to the best knowledge of Company and the Shareholders, there are no existing defaults or events of default under any such contract or agreement. Neither Company nor any Shareholder has given or received notice of any claimed default or termination with respect to any such contract or agreement. Except with respect to the Excluded Assets, and as disclosed on
Schedule 2, neither this Agreement nor consummation of the transactions contemplated hereby shall result in a default under or breach of, or require the consent or approval of any party to any agreement listed on Schedule 2 with respect to the transfer and assignment of such contract or agreement to Lincare hereunder, except those specific agreements identified on Schedule 2 as requiring third party consent or approval prior to any such transfer or assignment. Company and Shareholders shall use their best efforts to obtain such third party consent or approval prior to the Closing Date or within 30 days of the Closing Date. Company and Shareholders shall remain responsible for any contract, agreement or lease which is not disclosed on the Schedules hereto unless Lincare accepts responsibility for such contract in writing as provided in Section 1.1(a)(viii) hereof.

                           (ii)     Schedules 1, 2 and 3 list each of the
material contracts, agreements and leases which are included in the Assets, except those contracts, agreements and leases which are designated on such schedules as Excluded Assets. It is understood and agreed between the parties that Lincare shall only assume the liabilities, duties and obligations of Company under the contracts, agreements and leases listed on Schedules 1, 2 or 3 which: (A) are not Excluded Assets; and (B) which liabilities, duties and obligations arise and pertain to periods commencing on or after the Closing Date. Company and Shareholders shall remain solely liable for all liabilities, duties and obligations under all contracts, agreements and leases which: (X) are Excluded Assets; (Y) which are not Excluded Assets but which liabilities, duties and obligations arise or pertain to periods prior to the Closing Date; or (Z) were not disclosed to Lincare on any Schedule hereto.

                           (iii)    Notwithstanding anything to the contrary
contained in this Agreement, Lincare shall obtain title to all assets covered by: (X) those certain contracts, agreements and leases identified on Schedules 1, 2 or 3 as Excluded Assets to which the Contract Asset Purchase Requirements pertain; and (Y) contracts, agreements or leases which were not disclosed on any Schedule hereto to the extent that the Contract Asset Purchase Requirements set forth in Section 3.4 of this Agreement apply, and Company and Shareholder shall have completed the Contract Asset Purchase Requirements with respect to the assets covered by such contracts, agreements and leases.

                  (c) Personal Property. Schedule 3 (including each of the subparts referenced below) lists by type and quantity the tangible personal property owned, rented, leased, used or otherwise possessed by Company and pertaining to the asset classes described below:

                           (i)      Schedule 3A lists, in summary form, the
oxygen equipment, respiratory therapy equipment, infusion therapy equipment and other items of durable medical equipment and other tangible personal property owned, leased, rented, used or otherwise possessed by Company (including, but not limited to, all of such items currently provided to customers in their homes or alternative site care facilities);

                           (ii)     Schedule 3B lists, in summary form, the
vehicles owned, leased, rented, used or otherwise possessed by Company; and

                           (iii)    Schedule 3C lists, in summary form, all
other personal property owned, leased, rented, used or otherwise possessed by the Business that are included among the Assets to be acquired by Lincare, such as phone systems, copiers, postage meters, fax machines and other office equipment.

Except as disclosed on Schedule 3, Company shall own as of the Closing Date and have good and marketable title to all of the tangible personal property included in the Assets (whether or not any such Asset is included within the asset classes described in

Sections 4.6(c)(i)-(iii) above), free and clear of any restrictions or conditions to transfer or assignment and free and clear of all Encumbrances. If any property included in the Assets and owned by Company is subject to an Encumbrance, Schedule 3 identifies as to each such item of personal property the nature of such Encumbrance, the holder thereof, and the amount of such Encumbrance.

         With regard to each item of personal property included in the Assets and rented or leased by Company, Schedule 3 identifies the party from whom such property is rented or leased, the date and term of the lease or rental agreement, the amount of the monthly rent payable and any renewal and purchase options.

         Without limiting the generality of the foregoing, Company and Shareholders specifically represent that the high pressure cylinders used in the operation of the Business (except for those certain "H" and "K" high pressure cylinders, oxygen dewars and liquid oxygen GP-45 bulk tanks referenced on
Schedule 2 hereto) are owned by the Company free and clear of any Encumbrances. If the personal property is included on Schedule 3 and a claim is made by a third party that the property is not owned by Company, and that there are rental or other charges owed for the property or any other Encumbrance on the property, the Company and Shareholders shall remain responsible for such charges (including demurrage if applicable) or encumbrances. To the extent Lincare deems it necessary or appropriate to pay any amounts as a result of such claim after Company and/or the Shareholders fail to satisfy the same pursuant to the terms of this Agreement, then Lincare shall have the right to deduct such amounts from its payment obligations under the Agreement.

         Each item of personal property included in the Assets has been regularly and appropriately maintained and repaired in the normal course of business and substantially all of such items, when taken together as a whole, are in good working condition and in a good state of maintenance and repair as of the Closing Date. Each item of personal property included in the Assets is transferred with all applicable manufacturers and dealers warranties, to the extent that such warranties are transferable to Lincare.

                  (d) Accounts Receivable. Schedule 4 contains a summary of the billed accounts receivable (herein referred to as the "Accounts Receivable") of or pertaining to Company, including an aging of such accounts receivable in thirty (30) day increments for one hundred twenty days (120) days from the date of original invoice, and the total amount of all Accounts Receivable. Each Account Receivable listed: (i) arose from valid sales or rentals in the ordinary course of business; (ii) relates to equipment or products provided to customers covered under the Medicare, Medicaid or other third party public or private insurance program, or were provided on a direct bill basis, each of which customers were qualified under such programs to receive such products and services or were otherwise capable of paying for such products and services; (iii) relates to billings by or on behalf of Company which were prepared and submitted with all the complete and correct forms, documents, test results and other information materially necessary to receive payment with respect to each such Account Receivable and which billings were prepared and submitted in conformity with all applicable laws, rules, regulations codes and guidelines of federal, state and local health care programs and in conformity with the requirements of each third party payor; and
(iv) has been diligently pursued for payment in accordance with the requirements of the respective payors. Company has not received nor has it applied for any cash advances from any Medicare, Medicaid or third party public or private insurance program or carrier, whether or not any such cash advance has been repaid to or recouped by such insurance program or carrier. Except as already reflected in the amount of the Accounts Receivable shown on Schedule 4, no refunds, reimbursements, discounts or other adjustments are payable or anticipated to be made with respect to any of the Accounts Receivable. There are no Encumbrances, or rights of setoff, recoupment or assignments with respect to or affecting the Accounts Receivables. The Accounts Receivable listed on
Schedule 4 are owned, legally and beneficially, by the Company, and none of such Accounts Receivable is owned, legally or beneficially, by any other person or entity, or are being collected for, or are to be paid to, or for the benefit of, any other person or entity.

                  (e) Customers. Schedule 5 lists each active rental customer of Company. For each such customer, Schedule 5 lists the customer's name and address; the customer's account number; and the equipment, products and services currently supplied to such customer. Each customer included on Schedule 5 has been duly qualified under the Medicare, Medicaid or other third party public or private insurance program for reimbursement for services rendered by Company, or is being provided services on a direct bill basis to customers who Company reasonably believes have the financial capability to pay for such services.

                  (f)      Employment Matters. Schedule 6 sets forth a list of:

                            (i)     the name of each of the employees of
Company, and the current annual rate of compensation for each such person;

                            (ii)    all pension, retirement, profit-sharing,
savings, bonus, deferred compensation, incentive compensation, hospitalization, medical, life and disability insurance, vacation, termination, and other similar plans in effect which provide benefits to present and past directors, officers and employees of Company;

                            (iii)   all claims and litigation asserted by or
against Company (or any director, shareholder, officer or employee of Company in such representative capacity) arising from transactions and occurrences after January 1, 1998, or any claim or litigation, whenever arising, which is still pending as of the date hereof, which claims any right to workers compensation benefits or alleges any claim relating to race discrimination, age discrimination, harassment, sex discrimination, sexual harassment, or wrongful termination. As to each such claim or litigation, Schedule 6 lists the identity of the claimant; a brief description of the matter; and the outcome or status of the matter. Whether listed or not on any Schedule hereto, Lincare does not assume the liability or responsibility for any such claim or litigation which has been asserted or which might be asserted which arose from actions prior to the Closing Date;

                            (iv)    all collective bargaining agreements or
other contracts with labor unions to which Company is a party; and

                            (v)     all employment agreements, consulting
agreements, independent contractor agreements, and covenants not to compete (including, but not limited to, covenants not to compete with any predecessors in interest of Company or the Business) which are currently in effect.

Company represents that any and all such agreements required to be terminated in connection with consummation of the transactions contemplated by this Agreement, whether or not listed on Schedule 6, have been terminated effective immediately prior to the Closing and that the Company will pay when due any amounts which may be due to employees as a result of early termination of such agreements. Lincare does not assume the responsibilities or liabilities of any employment agreement unless it is specifically listed on Schedule 2 or 6 as an Accepted Liability and the subject employee has provided written consent to the assignment of the employment contract to Lincare prior to the Closing Date.

For those employees of the Company in respect of the Business who are not subject to an employment agreement, Company represents that those employees are at-will employees and (except for those employees that will remain employed by Company after the Closing) have been terminated from employment effective immediately prior to the Closing, and Company and Shareholders shall remain liable for any obligations owed to such employees, whether it be wages, benefits, bonuses, or any other amount arising from employment with the Company.

If Lincare deems it necessary or appropriate to make payment to any employee of Company for amounts due by Company that are not paid by Company pursuant to the terms of this Agreement, Lincare shall have the right to deduct such amounts from its payment obligations under the Agreement.

Company is in compliance in all material respects with all federal, state and local laws, statutes, ordinances, rules, regulations, codes and orders relating to conditions of employment, and neither Company nor any Shareholder knows of or has any reasonable grounds to anticipate, any labor dispute. Company has not incurred any liability for any arrearage of wages or other payments in respect of employment and Company has made all contributions to employee benefit plans required by such plans to be made on or before the date hereof. Company has notified its employees that it has discontinued all bonus and incentive programs effective April 30, 2000. All liabilities and expenses with respect to compensation or benefits applicable to all directors, shareholders, officers and employees of Company under any employee benefit plan, including, without limitation, the obligation to provide all COBRA benefits to present or former employees of Company, shall be the sole responsibility of Company.

                  (g) Claims, Investigations and Litigation. Schedule 7 lists all claims and litigation asserted by or against Company arising from transactions and occurrences after January 1, 1998, or any such claim or litigation, whenever arising, which was filed and is still pending as of the date hereof alleging personal injury, property damage or economic loss and involving Company (or any director, shareholder, officer or employee of Company in such representative capacity) or any property of, or product or service sold, rented, leased or provided by Company, and any litigation, or to the best of Company's and each Shareholder's knowledge, any investigation (including government investigations or audits) commenced after January 1, 1998, or whenever commenced, if still pending. Schedule 7 also lists each judgment, order, writ, corporate integrity agreement, settlement agreement, injunction and decree of any federal, state or local court or governmental authority to which Company is a party or by which it is bound or which relates to any of the ownership interests in Company. As to each such claim, investigation, audit or litigation, Schedule 7 lists the type of proceeding; the identity of the claimant or investigating agency; a brief description of the matter; the damages claimed or relief sought; and the outcome or status of the matter. Except as set forth on Schedule 7, there are no claims, lawsuits, arbitrations, government proceedings, investigations or audits pending to which Company or any of its directors, shareholders, officers or employees is a party (as plaintiff, defendant or otherwise) or which relate to any of the ownership interests in Company. To the best of Company's and each Shareholder's knowledge, there are no grounds for the filing or receipt of any other claim or the commencement of any other lawsuit, arbitration or proceeding by or against, or investigation of, Company or involving the assets of, or equity interests in, Company except as set forth in Schedule 7. Whether listed or not on any Schedule hereto, Lincare does not assume the liability or responsibility for any such claim or litigation which has been asserted or which might be asserted and arose from actions prior to the Closing Date.

                  (h) Health Care Compliance. Schedule 8A lists all claims, statements and other matters (including, but not limited to, all correspondence or communications with governmental agencies, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, implies, relates to, or alleges: (A) any violation or irregularity with respect to any activity, practice or policy of Company; or (B) any violation or irregularity with respect to any claim for payment or reimbursement made by Company, or any payment or reimbursement paid to Company.
Schedule 8B lists all claims, statements and other matters (including, but not limited to, all correspondence or communications with any agency) concerning or relating to any federal or state regulatory agency, including the FDA, DOT, state or local licensure entities, investigation of the Company or notice of irregularity to the Company in respect of the Business. Except as set forth on
Schedule 8A and B, there are no violations or irregularities nor, to the best of Company's and each Shareholder's knowledge, are there any reasonable grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any such government agency, intermediary or carrier against Company with respect to any of the activities, practices, policies or claims of the Business, or any payments or reimbursements received by Company in respect of the Business. Company is not currently subject to any outstanding audit by any such government agency, intermediary or carrier in respect of the Business, and to the best of Company's and each Shareholder's knowledge, there are no reasonable grounds to anticipate any such audit of the Business in the foreseeable future. Specifically, Company and Shareholders represent that the Company is not in violation of any federal or state false claims act or anti kick-back statutes. For any claim or investigation, whether listed or not on any Schedule hereto, which arose from actions prior to the Closing Date, the Company and Shareholders shall remain responsible for defending the claim and cooperating with the investigation. If Lincare deems it necessary or appropriate to expend monies to defend or resolve such investigations, it shall have the right to deduct such amounts from its payment obligations under this Agreement.

                  (i) Licenses and Permits. Schedule 9 lists all governmental licenses, permits and authorizations which are held or used by Company. With respect to each such license, permit or authorization, Schedule 9 contains a brief description of the license, permit or authorization; the identity of the issuing agency or authority; the license or permit number; and the expiration date of each such license, permit or authorization. Such licenses, permits and authorizations are the only governmental licenses, permits and authorizations currently required by Company for the operation of its business and all such licenses, permits and authorizations are in effect as of the date hereof. Company has complied in all material respects with all conditions or requirements imposed by such licenses, permits and authorizations. Neither Company nor any Shareholder has received any notice of, nor, to the best of the Company's and each Shareholder's knowledge, is there any reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses, permits or authorizations or, to the best knowledge of Company and Shareholders, that valid grounds for such cancellation or termination currently exist.

                  (j) Environmental Matters. Schedule 10 lists any and all claims, suits, actions or proceedings (including government investigations and audits) relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes, resulting from the operation of Company, or otherwise relating to the protection of the environment since January 1, 1997 or any which are presently pending. With respect to each such pending or prior matter, Schedule 10 lists the date of the claim, suit, action or proceeding (including governmental investigations and audits); the claimant or investigating agency; the nature and a brief description of the matter; the damages claimed or relief sought; and the status, outcome or disposition of the matter. Except as set forth in Schedule 10, there are no claims, suits, actions, or proceedings (including governmental investigations and audits), asserted or threatened, relating to environmental matters of the types specified in this Section 4.6(j) or otherwise, to which Company is a party; nor does Company or any Shareholder know or have any reasonable grounds to know of any activity of Company or potential liability of Company involving or relating to the release, discharge or emission of any pollutants or contaminants, or to the generation, treatment, storage or disposal of any wastes, or otherwise relating to the protection of the environment. For any claim or investigation, whether listed or not on any Schedule hereto, which arose from actions prior to the Closing Date, Company and the Shareholders shall remain responsible for defending the claim and cooperating with the investigation. If Lincare deems it necessary or appropriate to expend monies to defend or resolve such investigations, it shall have the right to deduct such amounts from its payment obligations under the Agreement.

                  (k) Directors and Officers. Schedule 11 lists the officers and directors of Company in office as of the date hereof. Schedule 11 also lists all contracts, agreements, commitments, leases, instruments, debts, or obligations: (i) between Company and any of its directors, officers or shareholders affecting the Business or the Assets (other than those employment agreements and real property leases disclosed on Schedules 2 and 6 hereto); and
(ii) among or between any directors, officers or shareholders of Company affecting the Business or the Assets (other than as disclosed on Schedule 3 hereto). If not expressly assumed by Lincare, Company and the Shareholders shall remain responsible for such contract, agreement, commitment, lease, instrument, debt or other obligation, whether listed or not on any Schedule hereto.

                  (l) Intangible Property. Schedule 12 lists all corporate names, patents, trademarks, trade names, service marks, and applications therefor and all copyrights owned, held, used or otherwise possessed by Company, and all patent, trademark and service mark licenses to which Company is a party. Company owns or possesses adequate licenses or other rights to use all corporate names, patents, trademarks, trade names, service marks and copyrights, if any, used in the conduct of its business as now operated. Schedule 12 lists each registration, application, license or other agreement to which Company is a party with respect to the use of any corporate name, trademark, trade name, service mark, copyright or patent and the expiration date of such registration or license, as it relates to the Business. Neither Company nor any Shareholder knows, nor has any reasonable grounds to know, of any claims asserted by third parties with respect to such rights.

                  (m) Changed Conditions. Except as listed in Schedule 13, since September 30, 1999, the business of Company has been conducted in substantially the same manner as theretofore and there has not been any:

                           (i)      material transaction by Company except in
the ordinary course of business as conducted on that date;

                           (ii)     material adverse change in the condition
(financial or otherwise) of the liabilities, assets, equity, properties, business, or prospects of Company;

                           (iii)    labor dispute, or other similar event or
condition of any character, materially or adversely affecting the financial condition, business, assets, or prospects of Company;

                           (iv)     material change in business or accounting
methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company;

                           (v)      revaluation by Company of any of its assets;

                           (vi)     lease, sale or transfer of any material
tangible or intangible asset of Company, except in the ordinary course of business and for fair market value;

                           (vii)    entry into, or amendment or termination of,
any material contract, agreement, or license, except in the ordinary course of business and upon fair market value, terms and conditions;

                           (viii)   waiver or release of any material right or
claim of Company, except in the ordinary course of business;

                           (ix)     other event or condition of any character
that has, or might reasonably have, a material and adverse effect on the financial condition, business, assets, or prospects of Company which are not otherwise reflected in the Financial Statements;

                           (x)      amendment of Company's Articles of
Incorporation or By-Laws materially affecting the Business or the Assets; or

                           (xi)     agreement by Company to do any of the things
described in the preceding clauses (i) through (x).

         4.7      Title to Assets and Condition of Assets.

                  Company has good and marketable title to, or holds by valid and enforceable agreement of lease or license, all of the Assets, and such Assets are free and clear of any restrictions or conditions to transfer or assignment and are free and clear of all Encumbrances, except for the Accepted Liabilities.

         4.8      No Violation.

                  Neither this Agreement nor the consummation of the transactions contemplated hereby by Company or the Shareholders violate or will violate in any material respect any statute, law, regulation, rule, ordinance, code, standard, order, writ, judgment, injunction, decree, determination or award applicable to Company or the Shareholders, or conflict with or constitute a default under Company's Articles of Incorporation or By-Laws or any indenture, mortgage, lease, lien, instrument or other agreement by which Company or any Shareholder is bound, nor will it result in an event which, whether immediately or upon the giving of notice or lapse of time or both, will permit the acceleration of the maturity date of any obligation under any such indenture, mortgage, lease, lien, instrument or other agreement or the creation of any lien or encumbrance on any property or asset of Company, nor will it enable any party to any agreement to which Company is a party to exercise a right to terminate or otherwise modify the terms thereof which would result in a material and adverse effect on the Assets or the Business.

         4.9      Compliance With Law.

                  Company has complied with, and is not in violation of, in any material respect, any federal, state, or local statutes, laws, ordinances, rules, regulations, codes or standards which affect the operation of its business (including, but not limited to, compliance with all statutes, laws, ordinances, rules, regulations relating to any federal or state government funded health care program, including, but not limited to, the provisions of the federal fraud and abuse statutes, laws, rules and regulations). Neither Company nor any Shareholder has received any notice of any claimed material violation of any federal, state or local statute, law, ordinance, rule, regulation, code, standard or order, nor to the best knowledge of Company and the Shareholders, has any such violation occurred.

         4.10     Legal Power and Authority To Enter Transaction.

                  Company and Shareholders have the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform their respective obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Company and the Shareholders, and a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by Secretary of Company has been delivered to Lincare. This Agreement constitutes the valid and binding obligation of Company and the Shareholders and is enforceable in accordance with its terms.

Except as stated above, no approvals or consents of any persons or entities are required for Company and Shareholders to execute and deliver this Agreement to perform their respective obligations hereunder and the transactions contemplated hereby.

         4.11     Shareholder Assets.

                  The Assets sold, conveyed, transferred, assigned, and delivered to Lincare hereunder constitute all of the assets necessary for the operation of the Business, as currently conducted, other than the Excluded Assets, and no Shareholder currently provides nor has any historically provided to Company any during the six (6) month period immediately preceding the Closing any tangible or intangible assets necessary for the operation of the Business as presently conducted, other than the Excluded Assets. The Assets sold, conveyed, transferred, assigned, and delivered to Lincare hereunder are all of the assets owned, leased, rented, used or otherwise possessed by the Company, except for the Excluded Assets.

         4.12     Books and Records.

                  The books and records of the Company, including, without limitation, the minute books, stock certificate books and stock ledger, are complete, true and correct in all material respects and fairly reflect the conduct of the business of Company.

         4.13     Disclosure.

                  No representation or warranty by Company or any Shareholder contained in this Agreement, or in any schedule, exhibit or other document furnished to Lincare pursuant to this Agreement, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements and information contained therein not misleading. To the extent the Company or any Shareholder fails to disclose any information which creates a liability of the Business or Lincare which Lincare did not expressly accept, that liability shall remain the responsibility of the Company and the Shareholders.

         4.14     Survival of Representations and Warranties.

                  All representations, warranties, covenants and agreements made by Company or any Shareholder in or pursuant to this Agreement or in any schedule, exhibit or other document furnished to Lincare pursuant to this Agreement, shall be true on and as of the Closing Date with the same effect as if made on and as of Closing Date, and shall survive the execution, delivery and performance of this

Agreement and the Closing, subject to any time limitations imposed by law; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, Sections 4.6(a)-(f),(i),(k)-(m), Sections 4.8,
4.10, 4.11 and 4.12 of this Agreement shall only survive for a period of two
(2) years after the Closing Date.


Article 5 - REPRESENTATIONS AND WARRANTIES OF LINCARE

         Lincare represents, warrants and covenants as follows:

         5.1      Organization, Standing and Qualification.

                  Lincare is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate powers, governmental qualifications and authorizations necessary to own its assets and to operate its business in each jurisdiction in which such assets are now owned and such business is now operated by it.


         5.2      Legal Power and Authority To Enter Transaction.

                  Lincare has the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Lincare's Board of Directors, a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Lincare, has been delivered to Company and Shareholders. This Agreement constitutes the valid and binding obligation of Lincare and is enforceable in accordance with its terms.

         5.3      No Violation.

                  The execution, delivery and performance of this Agreement by Lincare in accordance with its terms will not conflict with, or result in any violation of any of the terms or provisions of, or constitute a default under any note, indenture, mortgage, deed of trust, loan agreement, lease, concession, grant, franchise, license, contract or other agreement or instrument to which Lincare is a party or by which Lincare, its properties or assets, may be bound, or by any statute, order, decree, ordinance, law, rule or regulation applicable to Lincare or its properties or assets.

         5.4      Survival of Representations and Warranties.

                  All representations, warranties covenants and agreements made by Lincare in or pursuant to this Agreement shall survive the execution, delivery and performance of this Agreement and the Closing; provided, however, that the representations and warranties contained in this Article 5 shall only survive for a period of two (2) years after the Closing Date.

Article 6 - CLOSING

         6.1      Date, Time and Place.

                  The closing under this Agreement (herein referred to as the "Closing") shall take place at the offices of Johnson Law Firm, P.A., 111 Center Street, Suite 1200, Little Rock, Arkansas 72201, on the date first set forth above (said date shall herein be referred to as the "Closing Date"). All transactions at the Closing shall be deemed to have taken place simultaneously and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

         6.2      Obligations of Company and Shareholders.

                  At the Closing, Company and Shareholders shall have delivered to Lincare the following:

                  (a) lease agreements between Lincare and Company, in form and substance reasonably satisfactory to Lincare and Company, for Company's headquarters facilities located at 999 South Falls Boulevard, Wynne, Arkansas 72396, and Company's operating facilities located at 259 North Highway 425, Monticello, Arkansas 71655; and a lease agreement between Lincare and JC Partners, LLC, in form and substance reasonably satisfactory to Lincare and JC Partners, LLC, for Company's warehouse facilities located at 907 South Rowena, Wynne, Arkansas 72396;

                  (b) subject to the provisions of Section 6.4(j) hereof, lease assignments, assumption agreements and estoppel certificates, in form and substance reasonably satisfactory to Lincare, sufficient to transfer to Lincare all of Company's rights with respect to the premises leased or rented by Company at the locations listed on Schedule 1 hereto which are not identified as Excluded Assets;

                  (c) a general bill of sale, in form and substance reasonably satisfactory to Lincare, sufficient to convey to Lincare good and marketable title to the Assets;

                  (d) a certificate of title and a bill of sale for each automobile, truck or other vehicle included in the Assets, in the form required by the applicable statutes, laws, rules and regulations of the state of registration;

                  (e) a document authorizing Lincare to endorse the name of Company on any checks, drafts, notes or instruments acquired by Lincare as part of the Assets which are received by Company or by Lincare after the Closing Date in connection with Lincare's purchase of the Assets pursuant to this Agreement;

                  (f) an incumbency certificate, dated as of the Closing Date and executed by the Secretary of Company certifying the identity and signature of the officers executing any documents required by or relating to this Agreement;

                  (g) a copy of all corporate resolutions necessary to authorize the execution, delivery and performance of this Agreement by Company and copies of Company's Articles of Incorporation, as amended, and Certificate of Good Standing, each certified by the Secretary of the State of Arkansas, and the By-Laws of Company, as amended, certified by the Secretary of Company;

                  (h) all required consents of third parties to the sale, conveyance, transfer, assignment and delivery of the Assets of the Business to Lincare by virtue of its purchase of the Assets (or an agreement that such consents shall be obtained within 30 days of the Closing Date);

                  (i) any other consents, waivers, instruments or documents as may be reasonably requested by Lincare; and

                  (j) subject to the provisions of Section 6.4(j) hereof, Uniform Commercial Code termination statements, lease termination statements, releases and any other documents necessary to evidence that each of the Assets is being sold, conveyed, transferred, assigned and delivered to Lincare free and clear of any Encumbrances.

         6.3      Obligations of Lincare.

                  At the Closing, Lincare shall have delivered to Company and Shareholders the following:

                  (a) payment and delivery of all consideration required to be paid and delivered by Lincare to Company at the Closing pursuant to the provisions of Section 3.1(a) hereof;

                  (b) an incumbency certificate, dated as of the Closing Date and executed by the Secretary of Lincare, certifying the identity and signature of the officers of Lincare executing any documents required by or relating to this Agreement; and

                  (c) a copy of all corporate resolutions of Lincare necessary to authorize the execution, delivery and performance of this Agreement by Lincare, certified by the Secretary of Lincare.

         6.4      Cooperation After the Closing.

                  (a) Promptly after the Closing, Company and Shareholders will put Lincare into full possession and enjoyment of the Assets.

                  (b) Lincare, Company and Shareholders will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

                  (c) Company and Shareholders shall be responsible for all income, franchise, sales, use, property, employment (including social security payments), payroll or other tax liabilities, including, without limitation, any interest and penalties thereon, which are attributable to operation or ownership of Company or the Assets or the operation of the Business for periods prior to the Closing Date. Lincare shall be responsible for any such taxes attributable to its ownership of the Assets or the operation of the Business for periods following the Closing Date. Any such taxes requiring apportionment (because Company or a Shareholder has paid such taxes attributable to a period subsequent to the Closing Date or Lincare will pay such taxes attributable to a period prior to the Closing Date) shall be pro-rated on the basis of the fiscal year covered by such taxes, or otherwise on a mutually acceptable equitable basis. If Company or a Shareholder shall have paid any taxes for which Lincare is responsible as aforesaid, or if Lincare will, or deems it necessary or appropriate to, pay taxes for which Company or Shareholder is responsible as aforesaid, appropriate adjustments will be made by the parties at or as promptly as practicable after the Closing Date.

                  (d) Company and Shareholders agree, on behalf of themselves and each of their respective parents, subsidiaries and affiliates that, from and after the Closing Date, they shall cease and desist from all use of the names "United Medical, Inc.", "Tennessee Welding Supply, Inc., d/b/a Argo Medical Services, Inc.", "Home Oxygen Medical Equipment, Inc.", "Transitional

Respiratory Care" and "T.R.C.", and any other trademarks, trade names or service marks included in the Assets, and any name containing any variations, combinations or derivatives thereof, or any forms or acronyms of the same; provided, however, Shareholders shall be permitted to rename the Company "UMI Holdings, Inc." in conjunction with Lincare's filing of the fictitious name "United Medical, Inc." after the Closing. Company shall be permitted to use the name "UMI Holdings, Inc." to wind up Company's affairs on and after the Closing Date.

                  (e) It is acknowledged that Lincare has waived compliance by Company and Shareholders with the provisions of any bulk sales or transfer law of any state that is or may be applicable to the transactions contemplated hereby, and Company and Shareholders agree, jointly and severally, to indemnify Lincare with respect to such waiver and non-compliance in accordance with the provisions of Article 7 hereof.

                  (f) Company and Shareholders shall use their best efforts to obtain all consents of third parties and to make all filings with and give all notices to third parties and to do any and all other acts and things which may be necessary or reasonably required in order to transfer to Lincare all of the Assets, free and clear of any Encumbrances, and to effect fully the transactions contemplated by this Agreement. Lincare will provide reasonable cooperation, and reasonable assistance as required, to Company and Shareholders in connection with such efforts on and after the Closing Date. In case any Assets or rights have not at the Closing been transferred effectively, or are subject to any Encumbrance, Company and Shareholders shall use their best efforts to cooperate with Lincare in any lawful arrangement to provide that Lincare shall receive the benefit of Company's interest in any of such Assets and rights.

                  (g) Company and Shareholders agree that, after the Closing, they shall provide reasonable cooperation and assistance to Lincare, with respect to any matters, disputes, suits or claims by or against any person not a party to this Agreement.

                  (h) If, for a period of three (3) years after the Closing Date, Lincare is required to have an audit performed of Company's Financial Statements for Company's interim period of October 1, 1999 through the Closing Date pursuant to SEC filing requirements or an acquisition involving Lincare, its parent or any of its subsidiaries or affiliates, Company and Shareholders agree to cooperate with Lincare and to provide Lincare with all reasonable assistance required to prepare such audited financial statements, including, without limitation, the following: (i) providing Lincare and its representatives with all necessary information, data, documents and records relating to the Business in Company's and Shareholders' possession for the time periods covered by the Financial Statements; and (ii) delivery of representation letters by Company and Shareholders, and Company's legal counsel, to Lincare or its auditors. If requested by Lincare, Company and Shareholders shall use their best efforts to cause the Company's accountants, auditors and legal counsel to cooperate with and to assist Lincare and its representatives in the preparation of any such audited financial statements, it being expressly agreed and understood that Lincare shall be solely responsible for the fees and expenses of the Company's accountants, auditors and legal counsel in rendering such assistance and cooperation to Lincare and its representatives. Lincare shall also reimburse Company and Shareholders for their reasonable out-of-pocket payroll and related expenses incurred for employee time dedicated to assisting Lincare with its preparation of such audited financial statements pursuant to this Section 6.4(h).

                  (i) Except for those certain "H" and "K" high pressure cylinders, oxygen dewars and liquid oxygen GP-45 bulk tanks rented by Company as set forth on Schedule 2 hereto, it is understood and agreed by the parties that on the Closing Date, Company and Shareholders shall cause to be delivered to Lincare title to all other high pressure cylinders owned, leased, rented, used or otherwise possessed by Company, free and clear of all Encumbrances (including, but not limited to, any lease or rental obligations). Company shall be responsible for any shortfall of high pressure cylinders which were rented or leased by Company prior to the Closing Date, including, but not limited to, settling and paying for any such cylinder shortfall with the suppliers thereof. To the extent that there is a shortfall in the number of cylinders rented or leased by Company prior to the Closing Date, such shortfall shall not be setoff against any cylinders owned by Company.

                  (j) If it is impracticable for Company and Shareholders to provide to Lincare at the Closing all of the Uniform Commercial Code termination statements, lease termination statements, releases and other documents necessary to evidence delivery to Lincare of title to the Assets as required hereunder, Company and the Shareholders shall deliver all such statements, releases and documents to Lincare no later than thirty (30) days after the Closing.

                  (k) If, after the Closing Date, the Company requests access to Company records possessed by Lincare relating to periods prior to the Closing Date in connection with: (i) any examination or audit of the Company by any taxing or other governmental authority relating to periods prior to the Closing Date; (ii) any tax filings of the Company relating to periods prior to the Closing Date; (iii) defending any third party claims which are subject of indemnification pursuant to the provisions of this Agreement; or (iv) pursuant to any other lawful order of any court or other governmental agency; then Lincare agrees to provide Company or its authorized agents with reasonable access to such records at the location and in the form which such records are maintained at the date of any such request. Upon Company's request and at its sole cost and expense, Lincare shall provide copies of any such records to Company or its authorized agents. Lincare agrees to maintain such Company records for all applicable statutes of limitations time periods.

                  (l) Company and the Shareholders permit Lincare to use all tax identification numbers of Company and its subsidiaries for billing purposes on and after the Closing Date, until such time that Lincare has obtained new provider numbers for the Business. Lincare agrees to use its best efforts to obtain new provider numbers promptly after the Closing. Lincare shall defend, indemnify and hold Company and the Shareholders harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees that any of them may incur which arise, result from or relate to Lincare's use of such tax identification numbers.

Article 7 - INDEMNIFICATION

         7.1      Indemnification.

                  (a) Company and the UMI Shareholders, jointly and severally; and the Stephens Shareholders, jointly and severally, shall defend, indemnify and hold Lincare harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees Lincare may incur, which arise or result from or relate to: (i) Company's or any Shareholder's misrepresentation or breach of any of their respective representations or warranties under this Agreement (including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, or other document furnished to Lincare pursuant to this Agreement), or Company's or any Shareholder's failure to perform any of their respective covenants, obligations, liabilities, commitments or agreements under this Agreement; (ii) Lincare's being required to assume or discharge any of the Excluded Liabilities as a result of Company's and/or any Shareholder's failure to promptly assume and discharge any of the Excluded Liabilities pursuant to this Agreement; or (iii) Lincare's being required to assume or discharge by operation of law any debt, liability or obligation of Company or any Shareholder, including, but not limited to, any liability or obligation arising under any federal, state or local bulk sales, bulk transfer or fraudulent conveyance law, other than the Accepted Liabilities.

                  (b) Lincare shall defend, indemnify and hold Company and Shareholders harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees Company or any Shareholder may incur, which arise or result from or relate to: (i) Lincare's misrepresentation or breach of any of its representations or warranties under this Agreement (including, without limitation, any misrepresentation in, or omission from, any schedule, exhibit, or other document furnished by Lincare pursuant to this Agreement), or Lincare's failure to perform any of its covenants, obligations, liabilities, commitments or agreements under this Agreement; or (ii) Company or any Shareholder being required to assume or discharge any of the Accepted Liabilities.

                  (c) Notwithstanding anything to the contrary contained in this Article 7, Lincare shall not make a claim for indemnification against Company or the Shareholders under Section 7.1(a)(i) in respect of their representations and warranties contained in Sections 4.1, 4.4, Sections 4.6(a)-(f),(i),(k)-(m) and Section 4.12 of this Agreement unless the amount of all such claims, in the aggregate, exceeds Five Hundred Thousand Dollars ($500,000), and then the Lincare shall be entitled to assert all such claims, including those aggregated to reach the claims threshold amount.

                  (d) The aggregate liability of Company and the Shareholders to indemnify Lincare under this Agreement and in connection with the transactions contemplated hereby shall not exceed Sixty Five Million Dollars ($65,000,000). Lincare agrees that any claim under or pursuant to this Agreement, or otherwise at law or in equity, which can be brought against any or all of the Stephens Shareholders (the "Stephens Group") and Company and/or any or all of the UMI Shareholders (collectively, the "UMI Group") shall be the responsibility of each such group in accordance with their respective equity interests, as follows: the UMI Group shall be responsible for Thirty Point Seven Percent (30.7%) of any such claim, up to a maximum aggregate of Twenty Million Dollars ($20,000,000) and the Stephens Group shall be responsible for Sixty Nine Point Three Percent (69.3%) of any such claim, up to a maximum aggregate of Forty Five Million Dollars ($45,000,000).

                  (e) In the event that Lincare pursues any claim under or pursuant to this Agreement or otherwise at law or in equity, the parties acknowledge and agree that Lincare shall have the right to deduct from its payment obligations under this Agreement in respect of any such claim; provided, however, prior to making any such deduction, Lincare shall first seek indemnification from Company and/or Shareholders pursuant to the provisions of this Article 7, and Company and/or Shareholders shall have indemnified Lincare, subject to the applicability, if at all, of Section 7.1(c) hereof in respect of any such claim.

                  (f) The aggregate liability of Scofield to indemnify Lincare under this Agreement and in connection with the transactions contemplated hereby shall not exceed Two Million One Hundred Thousand Dollars ($2,100,000) Dollars.

                  (g) Nothing in this Article 7 shall prevent Lincare from taking all actions necessary to preserve any and all rights it may have against any party to this Agreement.

         7.2      Procedures.

                  With respect to any claim, demand, lawsuit, action, proceeding, or assessment (hereinafter referred to as a "Claim") brought by a third party which may give rise to indemnification under this Agreement from an indemnitor ("Indemnitor") to an indemnified party ("Indemnified Party"), the following procedure shall be followed:

                  (a) Promptly after the assertion of any Claim by a third party, the Indemnified Party shall notify the Indemnitor in writing of such Claim. The notice shall specify the facts then known to the Indemnified Party relating to the Claim and the amount or estimated amount of the liability claimed by such third party. Promptly after receipt of the written notice, the Indemnitor shall advise the Indemnified Party whether the Indemnitor intends to contest such Claim. Indemnitor and Indemnified Party agree that Indemnitor shall have the right to submit claims properly covered by liability insurance to the appropriate carrier of such insurance, and both parties agree to cooperate in such effort.

                  (b) The Indemnitor shall have the absolute right, in its sole discretion and at its sole expense, to elect to defend, contest, settle or otherwise protect against any Claim or action which may give rise to a Claim with legal counsel of its own selection; provided, however, that the Indemnitor shall not agree or consent to any judgment or settlement that imposes injunctive or equitable relief against the Indemnified Party without the prior written consent of the Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims and counterclaims it may have. Each party shall, and shall cause its affiliates to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the other party in its defense of any Claim. In the event that the Indemnified Party shall, before notice is given to the Indemnitor, make any settlement with respect to any Claim, the Indemnitor shall not be bound to such settlement and shall not be bound to indemnify for any costs, damages, expenses or other liabilities resulting from such Claim. Once notice is given to the Indemnitor, and if the Indemnitor fails timely to accept defense of the Claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims to otherwise protect against the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnitor including, without limitation, reasonable legal expenses, disbursements and all amounts paid as a result of such matter.

         7.3      Cumulative Remedies.

                  In no event shall the rights and remedies afforded by this
Article 7 restrict or impair in any respect the rights or remedies otherwise available to the parties hereto at law or in equity, which rights and remedies shall be cumulative and in addition to any other available remedies; provided, however, nothing in this Section 7.3 shall act to extend the scope or the duration of any of the rights, remedies, representations, warranties, covenants or obligations of the parties as set forth in this Agreement.


Article 8 - CONFIDENTIALITY

         8.1      Proprietary and Confidential Information.

                  Company and Shareholders agree, on behalf of themselves and each of their respective parents, subsidiaries and affiliates that from and after the Closing, no such person or entity shall, directly or indirectly, use or disclose to any third party any of the proprietary or confidential information of Company, except when, after, and only to the extent that: (a) such proprietary or confidential information is or becomes generally available to the public through no fault of Company, any Shareholder, or any of their respective parents, subsidiaries and affiliates;
(b) such information is required by Company or a Shareholder in connection with any tax returns heretofore or hereafter filed; or (c) disclosure of such information is required by court order or applicable law. As used herein, the term "proprietary and confidential information" of Company shall include all information of or relating to Company, the Assets and the Business (including, but not limited to, present or prospective market, sales, product, customer and referral source information; prices and pricing structure; contractual arrangements; operating information, policies, procedures and practices; financial information; product and process knowledge; cost and supplier information; personnel data relating to employees hired by Lincare; and any strategy or plans related to any of the foregoing) which has not been generally available or disclosed to the public by Lincare.

     8.2          No Solicitation.

                  (a) From and after the Closing, neither Company nor any Shareholder shall:

                           (i) directly or indirectly, hire, offer to hire, or
entice away, or in any other manner persuade or attempt to persuade, any officer, employee or agent of Lincare (including, but not limited to, any former officer, employee or agent of Company), or in any other manner persuade or attempt to persuade, any officer, employee or agent of Lincare (including, but not limited to, any former officer, employee or agent of Company) to discontinue his or her relationship with Lincare. It is understood and agreed that the prohibitions contained in this Section 8.2(a)(i) shall apply to all current and future officers, employees and agents of Lincare (including, but not limited to, any former officer, employee or agent of Company), whether or not any such person is then currently an officer, employee or agent of Lincare or whether any such prohibited activity is in connection with employment, an offer of employment or other action within or outside the Territory. Notwithstanding anything to the contrary in this Section 8.2(a)(i), Company and the Shareholders shall have the right to hire as an employee, or engage as an independent contractor: (A) any employee of Company to whom Lincare, in its sole discretion, does not extend an offer of employment; (B) any employee of Company who accepts employment with Lincare and whose employment relationship with Lincare has been terminated by either party for any reason whatsoever and such employee has not been employed by Lincare for a period of at least one (1) year from any such date of termination; and (C) former employees of Company who were not employed by Company at any time on or after June 1, 2000; and Randal Caldwell shall have the right to hire as an employee, or engage as an independent contractor: (D) any of his children who are or were employed by Company and/or Lincare; and (E) up to four (4) "non-management employees" of Lincare (the term "non-management employees" shall mean any employee to whom no other employee directly reports) who were formerly Company employees; and (F) Tim McNatt shall have the right to hire as an employee, or engage as an independent contractor, up to four (4) non-management employees of Lincare who were formerly Company employees; or

                           (ii) directly or indirectly solicit, divert or take
away, or attempt to solicit, divert or take away any business or customers Company had enjoyed or solicited prior to the date hereof or which Lincare may enjoy or solicit in the Territory after the date hereof.

                  (b) It is expressly understood and agreed by the parties hereto that it shall be a breach hereof for Company or any Shareholder to assist in any way any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which is prohibited by this Section 8.2.


Article 9 - COVENANTS NOT TO COMPETE.

         9.1      UMI Covenant.

                  (a) In consideration of the purchase by Lincare of the Assets and the Business pursuant to the terms and conditions of this Agreement, and for other good and valuable consideration, Company and each of the UMI Shareholders, on behalf of themselves, each of their respective trustees, beneficiaries, directors and shareholders, and each of their respective parents, subsidiaries and commonly controlled affiliates (each hereinafter referred to individually as a "UMI Covenantor" and collectively as the "UMI Covenantors") hereby represent, warrant, covenant and agree, jointly and severally (except for Scofield, who hereby represents, warrants, covenants and agrees severally, but not jointly), that, no UMI Covenantor will, directly or indirectly, engage in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related therapy equipment, infusion therapy equipment, drugs, products, supplies or services (including, but not limited to, those related to antibiotic, parenteral, enteral, hydration, chemotherapy, chelation, terabutaline, pain management, diabetic or renal therapies, drugs for congestive heart failure, anti-infectives and narcotic analgesics), or any other respiratory therapy, durable medical or infusion therapy equipment, products, supplies and services to customers in their homes or other alternative site care facilities within the Territory. Each UMI Covenantor's covenant not to compete contained in this Section 9.1 shall commence on the date hereof and shall continue: (i) for all UMI Covenantors (other than Corbin, Scofield, Patterson Trust, J. H. Caldwell Trust, J.L. Caldwell Trust, Pool Trust, C. Caldwell Trust and K. Caldwell Trust) for a period of five (5) years after the date hereof; (ii) for UMI Covenantor Corbin, until the later of two
(2) years from the date hereof or two (2) years from the date that Corbin's employment with Lincare ceases for any reason whatsoever; (iii) for UMI Covenantor Scofield, for a period of three (3) years after the date hereof; and
(iv) for UMI Covenantors Patterson Trust, J. H. Caldwell Trust, J.L. Caldwell Trust, Pool Trust, C. Caldwell Trust and K. Caldwell Trust, until the later of three (3) years from the date hereof or three (3) years from the date that any such UMI Covenantor's employment with Lincare ceases for any reason whatsoever. Notwithstanding anything to the contrary in this Section 9.1(a), this covenant not to compete shall not be deemed to apply to Randal E. Caldwell and/or Stacy Lynn Patterson acting in a professional capacity as a pharmacist for a retail or hospital pharmacy within the Territory, provided that he or she is not involved in the sale or marketing of respiratory unit dose medications or infusion therapy medications (other than to walk-in retail pharmacy customers) to customers in their homes or other alternative site care facilities or any other activities which conflict with the provisions of this Section 9.1(a).

                  (b) Without limiting the generality of the provisions of
Section 9.1(a) hereof, this Covenant Not to Compete shall be construed so that the UMI Covenantors shall also be in breach hereof if any of them is an employee, officer, director, shareholder, investor, trustee, agent, principal or partner of, or a consultant or advisor to or for, or a subcontractor or manager for, a person, firm, corporation, partnership, joint venture, association, trust or other entity which is engaged in such business in the Territory, or if any of them receives any compensation or remuneration from or owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or assets of any such person, firm, corporation, partnership, joint venture, association, trust or other entity engaged in such business in the Territory. Notwithstanding anything to the contrary contained in this Section

9.1(b), the UMI Covenantors shall not be deemed to be in breach of this Covenant Not to Compete solely by reason of owning an interest of less than five percent (5%) of the shares of any company traded on a national securities exchange or in the over the counter market.

                  (c) It is expressly understood and agreed by UMI Covenantors that it shall be a breach of this Covenant Not to Compete for any UMI Covenantor to assist in any way any family member, any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which a UMI Covenantor is prohibited from engaging in by this Covenant Not to Compete.

         9.2      Stephens Covenant.

                  (a) In consideration of the purchase by Lincare of the Assets and the Business pursuant to the terms and conditions of this Agreement, and for other good and valuable consideration, each of the Stephens Shareholders, on behalf of themselves, each of their respective trustees, beneficiaries, directors, officers and shareholders, and each of their respective parents, subsidiaries and commonly controlled affiliates (each hereinafter referred to individually as a "Stephens Covenantor" and collectively as the "Stephens Covenantors") hereby represent, warrant, covenant and agree, severally but not jointly, that commencing on the date hereof and continuing for a period of five
(5) years thereafter, no Stephens Covenantor will, directly or indirectly, engage in the business of marketing, advertising, selling, leasing, renting, distributing, or otherwise providing oxygen, oxygen equipment, aerosol inhalation therapy equipment and respiratory medications, nasal continuous positive airway pressure devices, infant monitoring equipment and services, home sleep studies and related therapy equipment, infusion therapy equipment, drugs, products, supplies or services (including, but not limited to, those related to antibiotic, parenteral, enteral, hydration, chemotherapy, chelation, terabutaline, pain management, diabetic or renal therapies, drugs for congestive heart failure, anti-infectives and narcotic analgesics), or any other respiratory therapy, durable medical or infusion therapy equipment, products, supplies and services to customers in their homes or other alternative site care facilities within the Territory.

                  (b) Without limiting the generality of the provisions of
Section 9.2(a) hereof, this Covenant Not to Compete shall be construed so that the Stephens Covenantors shall also be in breach hereof if any of them is an employee, officer, director, shareholder, investor, trustee, agent, principal or partner of, or a consultant or advisor to or for, or a subcontractor or manager for, a person, firm, corporation, partnership, joint venture, association, trust or other entity which is engaged in such business in the Territory, or if any of them receives any compensation or remuneration from or owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or assets of any such person, firm, corporation, partnership, joint venture, association, trust or other entity engaged in such business in the Territory.

                  (c) It is expressly understood and agreed by the Stephens Covenantors that it shall be a breach of this Covenant Not to Compete for any Stephens Covenantor to assist in any way any family member, any business associate, or any other person, firm, corporation, partnership, joint venture, association, trust or other entity, to engage in any activity which a Stephens Covenantor is prohibited from engaging in by this Covenant Not to Compete. Notwithstanding anything to the contrary in this Section 9.2, no Stephens Covenantor shall be deemed to be in breach of this Covenant Not to Compete: (i) solely by reason of owning an interest of less than five percent (5%) of the shares of any company traded on a national securities exchange or in the over the counter market; or (ii) by reason of conducting investment banking services for a fee by Stephens, Inc., provided that such investment banking services do not in any way involve the operation of any business which is engaged in any activity from which a Stephens Covenantor is prohibited to engage in by this Covenant Not to Compete.

         9.3      Remedies.

                  UMI Covenantors and Stephens Covenantors (collectively, the "Covenantors") agree that the remedy at law for any breach of obligation under the Covenants Not to Compete contained in this Article 9 will be inadequate and that in addition to any other rights and remedies to which it may be entitled hereunder, at law or in equity, Lincare shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys' fees and other expenses incurred in connection with the enforcement hereof. It is the intention of Covenantors and Lincare that the Covenants Not to Compete contained in this
Article 9 be fully enforceable in accordance with their respective terms and that the provisions hereof be interpreted so as to be enforceable to the maximum extent permitted by applicable law. To the extent that any obligation to refrain from competing within an area for a period of time as provided in these Covenants Not to Compete is held invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void ab initio. The remaining obligations imposed by the provisions of these Covenants Not to Compete shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein and shall be construed, to the extent possible, such that the purpose of these Covenants Not to Compete, as intended by Covenantors and Lincare, can be achieved in a lawful manner.

         9.4      Condition Precedent.

                  Covenantors acknowledge and agree that their representations, warranties, covenants, agreements, commitments and obligations contained in the Covenants Not to Compete contained in this Article 9 are an inducement for, and a condition precedent to, Lincare's entering into this Asset Purchase Agreement and that Lincare is specifically relying on such representations, warranties, covenants, agreements, commitments and obligations of Covenantors in entering into and performing its obligations under this Asset Purchase Agreement.


Article 10 - EXPENSES; TAXES

         10.1     Expenses.

                  Each of the parties hereto shall bear the fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement; provided, however, Lincare shall be responsible for the filing fees associated with the Hart-Scott-Rodino Antitrust Improvements Act filing referenced in Section 14.11 hereof.


         10.2     Taxes.

                  Lincare shall be responsible for the payment of all taxes, excises and other governmental charges and/or fees payable in connection with the sale, conveyance, transfer, assignment and delivery of the Assets hereunder (including, without limitation, all sales, use, transfer, filing or recording taxes or fees). Company shall be responsible for the costs of obtaining all notices and consents and for the preparation of all necessary assignments in connection with the sale, conveyance, transfer, assignment, and delivery of the Assets to Lincare hereunder.


Article 11 - BROKERS' FEES AND COMMISSIONS

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly among Lincare, Company and Shareholders without the intervention or assistance of any party not a party to this Agreement (other than to provide accounting, legal counsel or investment banking services). No party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee, finder's fee, expenses or other compensation relative to this Agreement or the transactions contemplated hereby (other than for accounting, legal and investment banking services). Each party shall indemnify, defend and hold the other parties hereto harmless from, against and in respect of all claims for commission, brokerage fee, finder's fee, expenses or other compensation claimed by or through such party.


Article 12 - GOVERNING LAW

         The interpretation and performance of this Agreement shall be governed by the laws of the State of Arkansas, without giving effect to its conflicts of law provisions. If a Claim is brought by a third party and a claim for indemnification becomes necessary, such claim shall be brought in the court where the original Claim by the third party was filed and each party hereby consents to the subject matter and personal jurisdiction of such courts, provided jurisdiction is proper in the jurisdiction where the original Claim was brought. The laws of the State of Arkansas shall govern all questions concerning the construction, validity and interpretation of this Agreement and performance of the obligations hereunder.


Article 13 - NOTICES

         All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the respective representative named below of the party to whom notice is to be given, or on the date of receipt if mailed to the respective representative named below of the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, or by nationally recognized overnight courier, and properly addressed to any such party at the address listed for such party in the first paragraph of this Agreement. Any party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the named representatives of the other parties in the manner prescribed herein. The names and addresses of the respective representatives of each of the parties on whom any notice under this Agreement is to be given pursuant to this Article 13 are as follows:

         If to Company and/or UMI Shareholders:

                           Randal E. Caldwell
                           4 Galway Drive
                           Wynne, Arkansas 72396


         If to the Stephens Shareholders:

                           Stephens, Inc.
                           c/o Jackson Farrow, Jr., Esq.
                           111 Center Street
                           Suite 2400
                           Little Rock, Arkansas 72201

         If to Lincare:

                           Lincare Inc.
                           19337 U.S. 19 North, Suite 500
                           Clearwater, Florida 33764
                           Attn:  President


Article 14 - MISCELLANEOUS

         14.1     Entire Agreement.

                  The terms and conditions of this Agreement (including the exhibits and schedules hereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein. The exhibits and schedules attached to this Agreement constitute an integral part hereof for all purposes, including, without limitation, the construction and interpretation of the respective rights and obligations of the parties hereto.

         14.2     Amendment.

                  No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon any party unless approved in writing by, such party or by an authorized representative of such party.

         14.3     Non-Waiver.

                  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. No waiver of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach, whether of the same provision or otherwise.

         14.4     Assignment.

                  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors, assigns, legal representatives and heirs. This Agreement shall not be assigned by any party without the prior written consent of the other parties. Any attempted assignment without such consent shall be void. Notwithstanding anything to the contrary contained in the foregoing, Lincare shall have the right at any time, and from time to time, to assign this Agreement to its parent or any affiliate or subsidiary or any successor to its business, without the consent of the other parties to this Agreement.

         14.5     No Third Party Beneficiaries.

                  This Agreement is intended for the sole and exclusive benefit of the parties hereto, and no third party or person is intended as a third party beneficiary of this Agreement or any part hereof in any respect (including, but not limited to, any employee of Company) and no third party or person shall obtain any rights, claims, benefits or privileges under or by virtue of this Agreement whatsoever.

         14.6     Construction.

                  This Agreement has been negotiated at arm's length among the parties, and each of the parties has been represented by legal counsel. Accordingly, each of the parties shall be deemed to have participated in the preparation of this Agreement and this Agreement shall not be construed more strictly against one party than the other.

         14.7     Counterparts.

                  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         14.8     Number.

                  In this Agreement, where applicable, references to the singular shall include the plural and references to the plural shall include the singular. Without limiting the generality of the foregoing, the term "UMI Shareholders" when used herein shall be construed to mean any and each of the UMI Shareholders individually, in addition to all of the UMI Shareholders, jointly and severally, and the term "Stephens Shareholders" when used herein shall be construed to mean any and each of the Stephens Shareholders individually, in addition to all of the Stephens Shareholders, jointly and severally.

         14.9     Gender.

                  In this Agreement, where applicable, references to the male, female or neuter gender shall include reference to all other such genders where the context so requires.

         14.10    Headings.

                  The subject headings of the Articles, Sections and Subsections of this Agreement are included for purposes of convenience and reference only, and shall not affect the construction or interpretation of any of its provisions.

         14.11    Hart-Scott-Rodino Act Approvals.

                  Lincare, Company and Shareholders have obtained all approvals of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as the case may be, which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR" Act), as amended, for the consummation of the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.


                                                LINCARE INC.



                                          By:
                                             ----------------------------------

                                          Title:
                                                -------------------------------


                                            UNITED MEDICAL, INC.


                                          By:
                                             ----------------------------------

                                          Title:
                                                -------------------------------



                                            J.T STEPHENS TRUST ONE, UID 9/7/94



                                          By:
                                             ----------------------------------
                                                  Jackson T. Stephens, Trustee


                                          By:
                                             ----------------------------------
                                                  Warren A. Stephens, Trustee



                                          WARREN A. STEPHENS TRUST, UID 9/30/87



                                          By:
                                             ----------------------------------
                                                  Warren A. Stephens, Trustee

                                            HARRIET CALHOUN STEPHENS TRUST,
                                                      UID 3/22/84


                                          By:
                                             ----------------------------------
                                                  Harriet C. Stephens, Trustee


                                            JOHN CALHOUN STEPHENS 1995 TRUST,
                                                      UID 12/4/95



                                          By:
                                             ----------------------------------
                                                  Jon E.M. Jacoby, Trustee



                                      WARREN MILES AMERINE STEPHENS 1995 TRUST,
                                                      UID 12/4/95



                                          By:
                                             ----------------------------------
                                                  Jon E.M. Jacoby, Trustee




                                             ----------------------------------
                                                     CAROLINE STEPHENS



                                          LAURA WHITAKER STEPHENS 1995 TRUST,
                                                      UID 12/4/95


                                          By:
                                             ----------------------------------
                                                  Jon E.M. Jacoby, Trustee



                                           BESS C. STEPHENS TRUST, UID 1/4/85

                                          By:
                                             ----------------------------------
                                              Bess C. Stephens, Trustee


                                            ELIZABETH ANN STEPHENS CAMPBELL
                                            REVOCABLE TRUST, U/I/D 8/25/92


                                          By:
                                             ----------------------------------
                                              Elizabeth Ann Stephens Campbell,
                                              Trustee



                                              PAMELA DIANE STEPHENS TRUST,
                                                      UID 4/10/92


                                          By:
                                             ----------------------------------
                                              Pamela Diane Stephens, Trustee



                                          W.R. STEPHENS, JR. REVOCABLE TRUST,
                                                      UID 2/19/93


                                          By:
                                             ----------------------------------
                                              W.R. Stephens, Jr., Trustee


                                             ----------------------------------
                                              Risa J. Lavizzo-Mourey



                                             ----------------------------------
                                              Earl Clemmons



                                          By:
                                             ----------------------------------
                                              Curtis F. Bradbury

                                          By:
                                             ----------------------------------
                                              Jackson Farrow, Jr.



                                             ----------------------------------
                                              C. Ray Gash



                                             ----------------------------------
                                              James O. Jacoby, Jr.



                                             ----------------------------------
                                              Jon E.M. Jacoby



                                             ----------------------------------
                                              Douglas H. Martin



                                             ----------------------------------
                                              Robert L. Schulte



                                             ----------------------------------
                                              K. Rick Turner



                                             ----------------------------------
                                              Nancy Weaver



                                             ----------------------------------
                                              Ronnie Corbin

                                                STACY LYNN PATTERSON TRUST


                                          By:
                                             ----------------------------------
                                              Stacy Lynn Patterson, Trustee



                                                  JAMES H. CALDWELL TRUST


                                          By:
                                             ----------------------------------
                                              James H. Caldwell, Trustee



                                                  JODY LEA CALDWELL TRUST


                                          By:
                                             ----------------------------------
                                              Jody Lea Caldwell, Trustee



                                                   AARON GLEN POOL TRUST


                                          By:
                                             ----------------------------------
                                              James H. Caldwell, Trustee



                                                  CARLY CALDWELL TRUST


                                          By:
                                             ----------------------------------
                                              James H. Caldwell, Trustee

                                                   KATIE CALDWELL TRUST


                                          By:
                                             ----------------------------------
                                              James H. Caldwell, Trustee



                                             ----------------------------------
                                                      JOHN SCOFIELD



                                             ----------------------------------
                                                   TIMOTHY E. MCNATT



                                             ----------------------------------
                                                    RANDAL E. CALDWELL